Exhibit 10.1

Asset Purchase Agreement “Rockwell”

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 21st day of March 2012 (the “Effective Date”) by and between Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation (collectively, the “Seller”) and Ante 5, Inc., a Delaware corporation (“Buyer”), for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement.

1.
Purchase and Sale of Assets: Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller all of Seller’s right, title and interest in and to the mineral leases and assets described in Appendix A (collectively referred to as the “Assets”).

2.
Lease Obligations:  Except in the case of an Authorization for Expenditures (“AFE”s) and Joint Interest Billings (“JIB”s), seller is solely liable and obligated to perform and pay all obligations associated with the Assets that arise, accrue or become payable before the Closing.  Buyer is solely liable and obligated to perform and pay all obligations associated with the Assets that arise or accrue on or after the Closing Date.  In the event the Seller receives prior to the Closing an AFE or JIB associated with the Assets, Seller shall promptly notify Buyer of such receipt and, if instructed to do so by Buyer, execute the AFE or pay the JIB, for which Buyer will reimburse Seller within 5 business days after the Closing. Notwithstanding the above, in the event that a Closing occurs in according with the terms herein, as it relates to a working interest in any well associated with the Assets, Buyer shall [a] be solely liable for all AFE & associated JIB obligations that arise on or after the date of the well’s first operation, and [b] solely benefit from well income related to working interests in any well associated with the Assets acquired herein.

3.
Purchase Price:  In consideration for Seller’s conveyance, assignment, transfer and delivery of the Assets to Buyer, Buyer agrees to pay Seller the following consideration (the “Purchase Price”):  cash in the amount of $24,235,036.00 (the “Cash Payment”), plus 577,025 shares of the Buyer’s common stock (the “Shares”).  Within twenty (20) business days after the Effective Date, as a deposit, Buyer shall deliver to Seller the Shares as stock certificates registered in the names of the Seller (with each seller receiving a stock certificate for fifty percent (50%) of the Shares).    The Shares will be non-refundable and retained by Seller in the event the closing conditions set forth in Sections 4(a) or 4(d) are not satisfied, provided that Seller is not otherwise in breach of its obligations, representations or warranties under this Agreement.  Accordingly, in the event the Closing does not occur as a result of a material change in the Assets or Seller’s representations and warranties not being true, Seller shall transfer, convey and assign (at no cost to Buyer) the Shares to Buyer.

4.
The Closing: Closing of the purchase and sale of the Assets (the “Closing”) will occur no later than June 1, 2012, (the “Closing Date”) as long as [a] on or before May 4, 2012, Buyer is satisfied in its sole but reasonable discretion with its due diligence of the Assets and the form of any proposed assignments of those Assets, [b] no material adverse change has occurred to the Assets between the date of this Agreement and Closing Date, [c] all representations and warranties of Seller made in this Agreement shall be true and correct as of the Closing Date, and [d] Buyer shall have obtained sufficient capital or financing to pay the cash portion of the Purchase Price.  At the Closing, Seller shall deliver to Buyer such bills of sale, deeds, assignments and other instruments of sale, conveyance, assignment and transfer as are sufficient to vest in Buyer the absolute, legal and equitable title to the Assets.  At the Closing, Buyer shall deliver to Seller the Cash Payment portion of the Purchase Price.  All parties to this Agreement hereby agree to execute all documents and take all other actions reasonably necessary or appropriate in order to affect all the transactions contemplated herein.

5.
Representations and Warranties of Seller:  Seller represents and warrants to Buyer that as of the Closing Date [a] Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder, [b] Appendix A is a full and accurate description of the Assets that Buyer is purchasing and all agreements represented as associated with the Assets are binding, in full force and effect, are not in default, and are assignable to Buyer without consent by a third party, although Buyer and Seller mutually acknowledge that third parties will be involved in the sale of the Assets to Buyers, [c] Seller has disclosed to Buyer in Appendix A or another attached Appendix any and all debts, liabilities or other obligation of any nature, including but not limited to any unpaid AFEs and JIBs associated with the Assets as of the Effective Date , [d] the execution of this Agreement will not result in creating any new liability or other obligation of any nature on the Assets, [e] Seller has, and will convey to Buyer at Closing, good and marketable title to all Assets, free and clear of mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, [f] Buyer will have no less than a 78% net revenue interest in the mineral leases listed in Appendix A, [g] to the best of Seller’s knowledge, there is no basis that would cause the prohibition of customary oil and gas drilling on the Assets, and [h] if any of the Assets are found to be defective as a result of a breach by the Seller of any of its representations, warranties and covenants in this Agreement (“Defective Mineral Assets), Seller covenants to promptly replace, at no cost to Buyer, Defective Mineral Assets with comparable new mineral Assets having the same or greater value as the Defective Mineral Asset (“Replacement Mineral Assets). In the event that the parties disagree on what is a comparable replacement, the final determination will be made by a mutually agreed upon consulting geologist.  If the Seller is unable to replace the Defective Mineral Asset, then the indemnification amount will be equal to the Purchase Price associated with the Defective Mineral Asset.  Upon Buyer’s inclusion of a Replacement Mineral Asset, Buyer will assign the Defective Mineral Asset back to the Seller.

6.	Referrals & Broker Fees: Seller have not agreed to pay brokerage or finder fees or other fees or commissions with respect to the transactions contemplated by this Agreement.

7.
Accredited Investor & Non-Distributive Intent:  The Seller is an “Accredited Investor”, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and the Frank/Dodd Wall Street Reform and Consumer Protection Act of 2010, by virtue of the fact that all of the equity owners of the Seller are “Accredited Investors”, or the Seller otherwise qualifies as an “Accredited Investor” under current applicable federal and state securities laws.  The Shares of common stock that may be acquired by the Seller pursuant to this Agreement are not being acquired by the Seller with a view to the public distribution of them.  Seller acknowledges and agrees that the Shares acquired by the Seller pursuant to this Agreement have not been registered or qualified under federal or state securities laws, and may not be sold, conveyed, transferred, assigned or hypothecated without being registered under the Act of 1933, and applicable state law, or in the alternative in accordance with Rule 144 of the Act or submission of evidence reasonably satisfactory to Buyer that another exemption from registration is available.

8.
Other:  Waiver: If any party waives rights hereunder resulting from a breach by the other party of any provisions herein, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.  Successors & Assigns:  Each covenant and representation of this Agreement shall inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.  Entire & Sole Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties.  Governing Law & Venue: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The venue for any action hereunder shall be in the appropriate forum in the State of North Dakota.  Counterparts: This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Attorney Fees and Costs: In the event that either party must resort to legal action in order to enforce or defend the provisions of this Agreement, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for reasonable attorneys’ fees and other costs incurred in commencing, defending or enforcing this Agreement, including but not limited to post judgment costs.  Remedies: Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Severability: In the event that any provision or part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of this Agreement.

2 of 4

9.
Termination:  This Agreement will be effective on the date first above written and extend until the Closing Date unless Seller and Buyer by mutual written agreement either terminate this Agreement prior to, or extend the term of this Agreement beyond, the Closing Date.

10.
Private & Confidential:  Seller agrees to not disclose to any third party the transactions contemplated by this Agreement (“Confidential Information”) unless disclosure is required in order for Seller to comply with applicable laws.  This confidentiality requirement does not apply to Confidential Information that has become public knowledge.  This confidentiality requirement survives the Closing Date.

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

Twin City Technical, LLC	Irish Oil and Gas, Inc.	Ante5, Inc.,

/s/Terry L. Harris	/s/TP Furlong	/s/Ken DeCubellis
Terry L. Harris, President	TP Furlong, Vice-President	Ken DeCubellis, CEO
Twin City Technical, LLC Attn: Terry Harris, President P.O. Box 2323 Bismarck, ND 58502	Irish Oil & Gas, Inc. Attn: TP Furlong, Vice-President P.O. Box 2356 Bismarck, ND 58502	Ante5, Inc. Attn: Ken DeCubellis, CEO 10275 Wayzata Blvd., Suite 310 Minnetonka, MN 55305

Telephone: (701) 223-4866	Telephone: (701) 751-3141	Telephone: (952) 426-1851
Email: tharris123@gmail.com	Email: tim@irishog.com	Email: kdecubellis@ante5oil.com

3 of 4

APPENDIX A to Rockwell Asset Purchase Agreement

LIST OF ASSETS

 4 of 4